Exhibit 3.39

ARTICLES OF ORGANIZATION

OF

LINKIA, LLC

The undersigned, with the intention of creating a Maryland Limited Liability Company files the following Articles of Organization:

FIRST:            The name of the Limited Liability Company (hereinafter, the “Company”) is: Linkia, LLC.

SECOND:       The purpose for which the Company is filed is as follows: the business of orthotics and prosthetics managed care and any and all lawful business for which limited liability companies may be organized under the laws of the State of Maryland.

THIRD:          The address of the Company is Two Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814.

FOURTH:      The resident agent of the Company is The Corporation Trust Incorporated, whose address is 300 E. Lombard Street, Baltimore, Maryland 21202.

FIFTH:           The sole organizer of the Company is David S. Sanders, a natural person at least eighteen (18) years old, whose address is 19338 Ranworth Drive, Germantown, Maryland 20874.

SIXTH:           The Company shall be managed by one or more managers, who may or may not be members of the Company. The rights, powers, duties and obligations of the Company’s manager or managers shall be set forth in the Company’s operating agreement. The initial manager or managers of the Company shall be as set forth in the Company’s operating agreement. The Company may admit new members as provided in the Company’s operating agreement.

Executed this 1st day of March, 2004.

LINKIA, LLC

BY:

/s/ David S. Sanders
David S. Sanders
Organizer